Execution Version
     FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
DAIMLERCHRYSLER FINANCIAL SERVICES AMERICAS LLC

Dated as of October 25, 2007

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT.

i

Schedule of Members
Schedule 3.3 — Certification

ii

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
DAIMLERCHRYSLER FINANCIAL SERVICES AMERICAS LLC
     This Fourth Amended and Restated Limited Liability Company Agreement (this “Agreement”) of DaimlerChrysler Financial Services Americas LLC, a Michigan limited liability company (the “Company”), dated and effective as of October 25, 2007 (the “Effective Date”), is entered into between FinCo Intermediate HoldCo LLC, a Delaware limited liability company (“FinCo HoldCo”) and Chrysler Holding LLC, a Delaware limited liability company (“HoldCo”) This Agreement amends and restates the Third Amended and Restated Limited Liability Company Agreement of the Company dated August 3, 2007 (the “Third Agreement”).
     WHEREAS, on September 20, 2007, HoldCo contributed all of the Class A Membership Interests (as defined below) held by it to FinCo HoldCo;
     WHEREAS, in accordance with the Michigan Limited Liability Company Act (the “Act”), the Members desire to amend and restate the Third Agreement.
     NOW, THEREFORE, the Members, by execution of this Agreement, hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATIVE MATTERS
     Section 1.1 Definitions.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.
     “Articles of Organization” means the Articles of Organization of the Company filed with the State of Michigan on March 18, 2005.
     “Business Day” means any calendar day other than a Saturday, a Sunday or any other day on which commercial banks are authorized or required by Law to be closed in Detroit, Michigan or New York, New York.
     “Class A Holders” means the holders of the Class A Membership Interests.
     “Class A Membership Interest” means a Membership Interest having the rights and obligations specified with respect to Class A Membership Interests in this Agreement.
     “Class D Holders” means the holders of the Class D Membership Interests.
     “Class D-l Holders” means the holders of the Class D-l Membership Interests.

     “Class D Membership Interest” means a Membership Interest, issued in one or more series, having the rights and obligations specified with respect to Class D Membership Interests in this Agreement. Each series of Class D Membership Interests shall be consecutively numbered, commencing with the Class D-l Membership Interests authorized under this Agreement.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     “Common Membership Interests” means, collectively, the Class A membership interests and the Class B membership interests of HoldCo, respectively.
     “Control,” “Controlled” or “Controlling” means, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to (i) elect, or cause the election of (whether by way of voting capital stock, by contract, trust or otherwise), the majority of the members of the Board of Managers or a similar governing body of the first Person, or (ii) direct (whether by way of voting capital stock, by contract, trust or otherwise) the affairs and policies of such Person.
     “Distribution” means each distribution after the Effective Date made by the Company to a Member, whether in cash, property or securities of the Company, pursuant to, or in respect of, Section 4.4 or ARTICLE IX.
     “Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, unincorporated organization or Governmental Entity.
     “Equity Incentive Plan” means the equity incentive plan adopted by FinCo Management LLC, a Delaware limited liability company (“FinCo Management Company”), on, or as soon as practical following, the Effective Date.
     “Equity Securities” means, as applicable, (i) any capital stock, membership or limited liability company interests or other share capital, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests or other share capital or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation, conversion or other reorganization.
     “Exempt Transfer” means transfers by a Class A Holder either (i) to an Affiliate of such Class A Holder or (ii) to any direct or indirect equity holder (or Affiliate of any direct or indirect holder) of such Class A Holder, so long as, with respect to clauses (i) and (ii) above, the

Person to whom such Class A Membership Interests are Transferred executes, simultaneously with such Transfer, an addendum to this Agreement, setting forth such Person’s agreement to be bound by the terms and conditions of this Agreement, and assuming all obligations of the assignor with respect to the acquired Class A Membership Interests, on terms reasonably satisfactory to the Company.
     “Financing Vehicles” has the meaning set forth in the Residual Sharing Agreement.
     “FinCo Management Units” means the Class D membership interests issued by FinCo Management Company in one or more series. Each series of Class D membership interests issued by FinCo Management Company shall be consecutively numbered, commencing with the Class D-l membership interests authorized by FinCo Management Company on the Effective Date.
     “Fiscal Year” means the fiscal year of the Company, which shall be the year ending December 31. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.
     “GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied and maintained throughout the applicable periods both as to classification or items and amounts.
     “GCL” means Section 266 of the General Corporation Law of the State of Delaware (8 Del. C. § 101 et seq.), as amended from time to time.
     “Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra-national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court tribunal or arbitral body, in each case having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.
     “HoldCo LLC Agreement” means the Amended and Restated Limited Liability Operating Agreement of HoldCo, made and entered into as of August 3, 2007, by and among DaimlerChrysler North America Finance Corporation, a Delaware corporation (“DCNAF”), DaimlerChrysler Holding Corporation, a Delaware corporation (“DC Holding” and together with DCNAF, the “DC Contributors”), CG Investment Group, LLC, a Delaware limited liability company (“CGI”), HoldCo Management LLC, a Delaware limited liability company, CarCo Management LLC, a Delaware limited liability company and FinCo Management Company.
     “HoldCo Residual Value Interests” means the Residual Value Interests (as defined in the HoldCo LLC Agreement) of HoldCo.
     “HoldCo Residual Value Interest Holders” means the holders of HoldCo Residual Value Interests.

     “Independent Manager” means an individual who: (i) is not, and has not been within the last three years, an employee, and has no immediate family member (as defined below) that is or has been an employee of the Company, the Members or CGI; (ii) has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, the Members or CGI, other than director, manager and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service; (iii)(A) is not, and has no immediate family member that is, a current partner of a firm that is the internal or external auditor of the Company, the Members or CGI, (B) is not a current employee of such a firm, (C) has no immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) has not been, and has no immediate family member that has been, within the last three years (but is no longer) a partner or an employee of such a firm and personally worked on the audit within that time of the Company, the Members or CGI; (iv) is not, and has not been, employed as an executive officer, and has no immediate family member that is or has been employed as an executive officer, of another Entity where any of the Company’s or its Subsidiaries’ present executive officers at the same time serves or served on such Entity’s compensation committee within the last three years; and (v) is not a current employee, and has no immediate family member who is a current executive officer, of an Entity that has made payments to, or received payments from, the Company, the Members or CGI for property or services in an amount which, in any of the last three Fiscal Years, exceeds the greater of $1 million or two percent (2%) of such other Entity’s consolidated gross revenues. For purposes of this definition only, “immediate family member” means an individual’s spouse, parents and parents-in-law, siblings and siblings-in-law, children and children-in-law, and any other Person (other than domestic employees) who shares such individual’s home. For purposes of this definition only, the “Company” means the Company, its parent or parents, and/or its Subsidiaries that would be required under GAAP to prepare financial statements on a consolidated basis.
     “Initial Value” means $6,950,664,170.
     “IRS” means the United States Internal Revenue Service.
     “Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, tax ruling, injunction or decree of any Governmental Entity.
     “Leased Portfolio” means the portfolio of vehicles that are (i) for U. S. federal income tax purposes owned by the Company or any of its subsidiaries on the Effective Date and (ii) as of the Effective Date, subject to a lease under the different lease programs of any of the Company or its subsidiaries.
     “Like-Kind Exchange Program” means, in respect of the Leased Portfolio, the like-kind exchange program of the Company pursuant to the Master Tax-Deferred Exchange And Trust Agreement, dated August 30, 2006, among DaimlerChrysler Bank US, DaimlerChrysler Corporation, FinCo, DCFS Trust, LaSalle Bank N.A. and DCFS Account Services, LLC, as amended through the Effective Date and from time to time thereafter, and any successor like-kind exchange program.

     “Liquidated Value” has the meaning set forth in the Residual Sharing Agreement.
     “Management Holder” means a holder of FinCo Management Units.
     “Member” means FinCo HoldCo, HoldCo, each Residual Value Interest Holder and each other Person who is hereafter admitted as a member of the Company in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as such term is defined in the Act) of the Company. Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.
     “Membership Interest” means the class or classes of limited liability company interests of a Member in the Company, as set forth opposite such Member’s name on the Schedule of Members hereto from time to time and also the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. The Company may issue whole or fractional Membership Interests pursuant to the terms of this Agreement.
     “Notional Subordinated Financing Principal Amount” means, as of any day, an amount equal to (i) $1,740,000,000, plus (ii) accrued but unpaid Notional Subordinated Financing Interest which shall have been added to the Notional Subordinated Principal Amount pursuant to Section 4.4.
     “Notional Subordinated Financing Interest” means, as of any day, the amount obtained by applying to the unpaid balance of the Notional Subordinated Financing Principal Amount notional interest at a rate of 10.53% per annum (on a monthly coupon basis equivalent to a semi-annual bond yield of 10.76%), accruing from and including the date hereof or, if later, the immediately preceding date when accrued but unpaid Notional Subordinated Financing Interest shall have been added to the Notional Subordinated Financing Principal Amount pursuant to Section 4.4(c), to but not including such day, based upon actual days elapsed for a 365/366 day year.
     “Ordinary Course of Business” means the ordinary course of the business of the Company and its Subsidiaries.
     “Permissible Disposition” has the meaning set forth in the HoldCo LLC Agreement.
     “Person” means any individual or Entity.
     “Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code.
     “Residual Proceeds” has the meaning set forth in the Residual Sharing Agreement.

     “Residual Sharing Agreement” means the Agreement (Residual Cash Flow Sharing), dated as of August 3, 2007, between the Company, DCNAF, DC Holding, and CGI.
     “Residual Value Asset” means the Lease Assets and the ownership interest in the Financing Vehicles (as such terms are defined in the Residual Sharing Agreement).
     “Residual Value Interest(s)” means the Membership Interest(s) in the Company having the rights and obligations specified with respect thereto in this Agreement.
     “Residual Value Interest Holders” means the holders of the Residual Value Interests.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person.
     “Tax Amount” means, for each year, the amount of Federal, state and local income taxes (net of all tax credits) that would be payable by a New York City individual resident in respect of all income allocable to the Class A Holders under this Agreement (as reported on the applicable IRS Form Schedule K-l) as determined by the Board of Managers in good faith, taking into account, for example, a net loss for such resident in a prior year to the extent it offsets income allocable in a current year.
     “Tax Return” means any and all returns, reports and forms (including declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Entity with respect to any taxes.
     “Total Interest” means, with respect to a particular Member at any time, the quotient expressed as a percentage obtained by dividing (i) the number of Class A Membership Interests or Class D Membership Interests, as the case may be, held by such Member at such time, by (ii) the number of Class A Membership Interests and Class D Membership Interests, in the aggregate, held by all Members at such time.
     “Transfer” means any sale, transfer, assignment (other than a contingent assignment for the benefit of creditors), exchange, or other disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of Law). The terms “Transferee.” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. A Transfer shall also include the entering into of any financial instrument or contract the value of which is determined by reference to the Company (including the amount of the Company’s distributions, the value of the Company’s assets or the results of the Company’s operations).
     “Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as amended from time to time.

     Section 1.2 Cross-References. In addition to the terms set forth in Section 1.1, the following terms are defined in the text of this Agreement in the locations specified below:

Term	Cross-Reference
Act	Recitals
Agreement	Preamble
Allocation Period	Section 4.2(a)
Assistant Secretary	Section 5. 13(c)(iv)
Board of Managers	Section 5.1
Capital Account	Section 3. l (c)
CGI	Definition of “HoldCo LLC Agreement”
CGI FinCo Managers	Section 5.3(a)
Chairman	Section 5.3(d)
Chief Executive Officer	Section 5. 13(c)(i)
Chief Financial Officer	Section 5.13 (c)(iii)
Class D-l Membership Interests	Section 3.1 (a)
Company	Preamble
DC Contributors	Definition of “HoldCo LLC Agreement”
DC Holding	Definition of “HoldCo LLC Agreement”
DC FinCo Manager	Section 5.3(c)
DCNAF	Definition of “HoldCo LLC Agreement”
Direct Conflict	Section 5.8
Effective Date	Preamble
FinCo Management Company	Definition of “Equity Incentive Plan”
FinCo HoldCo	Preamble
HoldCo	Preamble
Hurdle Rate	Section 4.4(a)(i)
Indemnified Persons	Section 6.1 (a)
indirect Conflict	Section 5.8
immediate family member	Definition of “Independent Manager”
Losses	Section 4.2(a)
Managers	Section 5.1
Officers	Section 5. 13(a)
President	Section 5. 13(c)(ii)
Proceeding	Section 6.1 (a)
Profits	Section 4.2(a)
Secretary	Section 5. 13(c)(iv)
Securitization Residual Value	Section 4.4(c)
Subaccount	Section 3. l (c)
Third Agreement	Preamble

Term	Cross-Reference
Vice Chairman	Section 5.3(d)
Vice Chairmen	Section 5.3(d)
     Section 1.3 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:
          (a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
          (b) words importing any gender shall include other genders;
          (c) words importing the singular only shall include the plural and vice versa;
          (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;
          (e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;
          (g) references to any Person include the heirs, executors, administrators, legal representatives, successors and permitted assigns of such Person where the context so permits;
          (h) the use of the words “or,” “either” and “any” shall not be exclusive;
          (i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;
          (j) references to “$” mean the lawful currency of the United States of America; and
          (k) references to any agreement, contract, guideline, exhibit or schedule, unless otherwise stated, are to such agreement, contract, guideline, exhibit or schedule as amended, amended and restated, replaced, substituted, modified or supplemented from time to time in accordance with the terms hereof and thereof; and references to any Law or a particular provision of any Law, unless otherwise stated, are to such Law and any successor Law or to such provision of Law and the corresponding provision in any successor Law, as applicable.

ARTICLE II
ORGANIZATIONAL MATTERS; GENERAL PROVISIONS
     Section 2.1 Name. The name of the limited liability company shall be DaimlerChrysler Financial Services Americas LLC.
     Section 2.2 Formation and Continuation.
          (a) The Company was organized as a limited liability company under the Act by the filing of the Articles of Organization with the State of Michigan on March 18, 2005. The Company shall continue as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement.
          (b) The rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. To the extent that the rights, powers, duties, obligations and liabilities of any Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
          (c) This Agreement completely amends, restates and supersedes the
Third Agreement.
     Section 2.3 Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, as such acts or activities may be determined by the Board of Managers (as herein defined) from time to time.
     Section 2.4 Powers.
          (a) The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability company organized under the Laws of the State of Michigan.
          (b) Subject to the provisions of this Agreement and except as prohibited by Law, (i) the Company may, with the approval of the Board of Managers, enter into, deliver and perform any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever, all without any further act, vote or approval of any Member, and (ii) the Board of Managers may authorize (including by general delegated authority) any Person (including any Member, Manager or Officer) to enter into, deliver and perform on behalf of the Company any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever.
     Section 2.5 Principal Business Office. The principal business office of the Company shall be located at 27777 Inkster Road, Farmington Hills, Michigan 48334, or at such other location as the Board of Managers may designate from time to time in writing to be filed with the records of the Company.
     Section 2.6 Registered Agent. The Company’s initial registered agent in the State of Michigan for service of process is identified in the Articles of Organization filed with the State of Michigan. The Board of Managers may from time to time change the registered agent, and any such change shall be reflected in appropriate filings with the State of Michigan.
     Section 2.7 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
     Section 2.8 Duration. The period of the Company’s duration commenced on the date the Articles of Organization were filed with the State of Michigan and shall continue in full force and effect in perpetuity; provided that Company may be dissolved and wound up in accordance with the provisions of this Agreement and the Act.
ARTICLE III
CAPITALIZATION, MEMBERSHIP INTERESTS
     Section 3.1 Membership Interests; Initial Capitalization; Initial Capital Accounts.
          (a) The Company shall initially have three authorized classes of Membership Interests, consisting of (i) 100,000 Class A Membership Interests, (ii) 2,000 Class D Membership Interests, which Class D Membership Interests shall be “profits interests” and not “capital interests” as such terms are defined in Revenue Procedure 93-27, 1993-2 C.B. 343, which may be issued in one or more series and which shall be issued in the same amount and same series as the FinCo Management Units issued by FinCo Management Company and (iii) 20 Residual Value Interests, which shall have the rights and preferences set forth in this Agreement. The Company shall initially issue a single series of Class D Membership Interests consisting of up to 2,000 Class D series D-l Membership Interests (the “Class D-l Membership Interests”). A Membership Interest shall for all purposes be personal property. For purposes of this Agreement, Membership Interests held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Membership Interests pursuant to the terms of this Agreement, and all Membership Interests shall be rounded to the fourth decimal place.
          (b) Without limiting the generality of Section 3.1 (a) above, from time to time after the Effective Date, and notwithstanding anything to the contrary in this Agreement, (i) in the event that any of the FinCo Management Units issued by FinCo Management Company are forfeited under the Equity Incentive Plan, then HoldCo shall forfeit the same number and series of Class D Membership Interests to the Company, and (ii) in the event that FinCo Management Company repurchases FinCo Management Units from a Management Holder, the Company will promptly redeem for cash an equal number of Class D Membership Interests held by HoldCo at a redemption price equal to the repurchase price payable by FinCo Management Company for such FinCo Management Units pursuant to the terms of the Equity Incentive Plan. Class D Membership Interests which are forfeited will be deemed cancelled and not outstanding but may be reissued in a different series. Class D Membership Interests which are redeemed will be deemed cancelled and not outstanding and shall not be reissued.
          (c) Upon the execution and delivery of this Agreement, each of the Persons named as a Member on the Schedule of Members shall be admitted as a Member of the Company with the type and number of Membership Interests set forth on the Schedule of Members, with effect as of the Effective Date, in exchange for having made such capital contribution as set forth on the Schedule of Members. The Company shall update the Schedule of Members to reflect any changes in the Members, capital contributions, the Membership Interests and the Total Interest of the Members in accordance with the terms of this Agreement. For internal accounting purposes, the Company shall maintain a separate capital account (a “Capital Account”) for each Member in accordance with Section 1.704-l(b)(2)(iv) of the Treasury Regulations. The Capital Account of each Member that owns more than one class of Membership Interests shall contain a separate subaccount (each, a “Subaccount”) in respect of each class of Membership Interests owned by such Member. Each Subaccount shall be maintained in the same manner as the Capital Accounts taking into account allocations of profits and losses, Distributions, revaluations and other items related to the class of Membership Interests to which such Subaccount relates. The initial Capital Account and the Class A Subaccount balances of HoldCo shall be deemed to be the amounts set forth opposite its name on the Schedule of Members. The initial Class D Subaccount balance of Holdco shall be equal to zero.
     Section 3.2 Application of Article 8 of the Uniform Commercial Code. Each Membership Interest shall constitute a “security” within the meaning of and shall be governed by (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Michigan, and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
     Section 3.3 Certification of Membership Interests. Membership Interests shall be certificated with the form of a certificate as set forth in Schedule 3.3 attached hereto, for the number of Membership Interests set forth on the Schedule of Members, hi the event that any additional Membership Interests are issued to the Member or to any other Person, the Company shall promptly issue one or more additional certificates in the form of Schedule 3.3 representing such Membership Interests to the holder(s) thereof. Each certificate so issued shall be numbered in the order of its issue and shall be signed by a Manager or an Officer.

ARTICLE IV
CONTRIBUTION; ALLOCATIONS; DISTRIBUTIONS
     Section 4.1 Additional Contributions. No Member shall be required to make any additional capital contribution to the Company in respect of the Membership Interests then held by such Member or to provide additional financing to the Company; provided that a Member may make additional capital contributions or provide additional financing to the Company, if approved by the Board of Managers in accordance with the provisions of this Agreement. The provisions of this Section 4.1 are intended solely for the benefit of the Members in their capacity as Members, and, to the fullest extent permitted by Law, shall not be construed as conferring any benefit upon any creditor (including any of the Members in their capacity as a creditor) of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional capital contributions or to provide any additional financing or to cause the Board of Managers or any other Member to consent to the making of additional capital contributions or to the provision of additional financing.
     Section 4.2 Allocation of Profits and Losses.
          (a) For each Fiscal Year or other shorter period in which allocations of profits and losses are to be made among the Members (an “Allocation Period”), the Company’s profits and losses shall be determined by HoldCo (“Profits” and “Losses”) and shall be allocated for each Allocation Period to the Members as follows: for each Allocation Period, after adjusting each Member’s Capital Account (and each Subaccount as applicable) for all capital contributions and Distributions during such Allocation Period with respect to such Allocation Period, all Profits and Losses shall be allocated to the Members’ Capital Accounts (and each Subaccount as applicable) in a manner such that, as of the end of such Allocation Period, the Capital Account (and each Subaccount as applicable) of each Member (which may be either a positive or negative balance) shall be equal to the amount which would be distributed to such Member (and with respect to a Subaccount in respect of the applicable class of Membership Interests) determined as if the Company were to liquidate all of its assets for the tax book value (without making any revaluation for purposes of this determination) thereof, satisfy all of its liabilities for the tax book value thereof and distribute the remaining proceeds thereof pursuant to Section 9.l(d).
          (b) For purposes of determining the Profits, Losses, or any other items allocable to any Allocation Period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as selected by HoldCo using any permissible method under Code Section 706 and the Regulations.
          (c) The Members are aware of the income tax consequences of the allocations made by this ARTICLE IV and hereby agree to be bound by the provisions of this ARTICLE IV in reporting their shares of Company income and loss for income tax purposes.

     Section 4.3 Tax Matters.
          (a) Tax Treatment. As of the date hereof, the Company is and intends to be treated, for U. S. federal income tax purposes, as disregarded as separate from HoldCo within the meaning of Regulation section 301. 7701-3(b)(i)(ii).
          (b) Tax Year. The taxable year of the Company shall be the Fiscal Year unless another year end is selected by the Board of Managers, or is required under the Code or the Regulations.
          (c) Tax Returns, Reports and Payments.
               (i) HoldCo shall prepare and file, or cause to be prepared and filed, at the expense of the Company, all Tax Returns of the Company and each Subsidiary thereof. As soon as practicable following the end of each Fiscal Year, HoldCo shall prepare and deliver, or cause to be prepared and delivered, at the expense of the Company, to each Member, in respect of each class of Membership Interests, a completed report (which may be on IRS Schedule K-l or an equivalent) indicating such Member’s share of all items of income or gain, expense, loss or other deduction and tax credit of the Company for such year, as well as the status of such Member’s Capital Account and Subaccount, and its Capital Account and Subaccount balance, as of the end of such year. The Board of Managers shall pay all taxes, levies, assessments, rents and other impositions applicable to the Company.
          (d) Tax Elections. Subject to the limitations in the HoldCo LLC Agreement, all elections and decisions for purposes of Federal, state and local taxes shall be made by HoldCo in its discretion.
          (e) Withholding. The Company shall be entitled to withhold, from any Distributions or other amounts payable by the Company (or any Subsidiary thereof) to any Member who is an employee of the Company (or any Subsidiary thereof), or to any Affiliate of any such Member, whether being made under this Agreement or any other agreement, or in respect of any Class A Membership Interest or Class D Membership Interest, as applicable, held, directly or indirectly, by such Member or Affiliate, or otherwise, any Federal, state, local or foreign withholding or other taxes or charges which the Company (or any Subsidiary thereof) is required to withhold with respect to such Member or Affiliate. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
     Section 4.4 Distributions.
          (a) Except as set forth in clause (b) and (c) below, Distribution shall be made to the Members at the times and in the aggregate amounts determined by the Board of Managers in the following amounts and order of priority:
               (i) first, to the Class A Holders until such Class A Holders have received (1) a return of the Initial Value (taking into account all prior Distributions) plus (2) an amount equal to a 10 percent (10%) per annum compound rate of return on the Initial Value outstanding from time to time after reduction for amounts Distributed to the Class A Holders hereunder (disregarding Distributions of the Tax Amount) (the “Hurdle Rate”), provided that for the purpose of computing whether or not the Initial Value and an amount equal to the Hurdle Rate has been received by the Class A Holders, Distributions to the Class A Holders to the extent of the Tax Amount shall be disregarded; and
               (ii) thereafter, to the Class D-l Holders and Class A Holders based on the Total Interest of each such Class D-l Holders and Class A Holders.
Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to a Member on account of its interest in the Company if such Distribution would violate the Act or other applicable Law.
          (b) The Company shall, and shall cause its Subsidiaries to, (A) perform duly and punctually their respective covenants in the Residual Sharing Agreement, and (B) conduct their business in the Ordinary Course of Business with respect to the Residual Value Assets and the Securitization Residual Value. The Company shall make no distribution to any other Member in respect of the Residual Value Interests or proceeds thereof, the right to such Residual Value Interests being solely attributable to the Residual Value Interest Holders.
          (c) The Company shall separately account for all Residual Proceeds received by the Company from the Financing Vehicles after the date hereof. All such Residual Proceeds received shall be deemed to have been applied to reduce (i) first, the accrued but unpaid Notional Subordinated Financing Interest as of the date such Residual Proceeds were received and (ii) second, to the unpaid balance of the Notional Subordinated Financing Principal Amount. On each January 1, April 1, July 1, and October 1, commencing October 1, 2007, all accrued but unpaid Notional Subordinated Financing Interest shall be added to the then unpaid Notional Subordinated Financing Principal Amount, be deemed paid thereby and thereafter be deemed a part of the Notional Subordinated Financing Principal Amount. After the aggregate cumulative Residual Proceeds received from the Financing Vehicles equals the Notional Subordinated Financing Principal Amount and any accrued but unpaid Notional Subordinated Financing Interest, the Company shall Distribute ratably to the Residual Value Interest Holders an amount (the “Securitization Residual Value”) equal to eighty percent (80.0%) of all Residual Proceeds from time to time received from the Financing Vehicles in excess of a cumulative amount equal to the Notional Subordinated Financing Amount and any accrued but unpaid Notional Subordinated Financing Interest, promptly following receipt of any such excess Residual Proceeds. Notwithstanding anything in the foregoing to the contrary, the Company shall promptly Distribute the Liquidated Value ratably to the Residual Value Interest Holders in accordance with Section 5 of the Residual Sharing Agreement. Such Distribution of the Liquidated Value shall be deemed payment in full of all Securitization Residual Value and redemption of the Residual Value Interests, and no further Residual Proceeds shall be distributed to the Residual Value Interest Holders thereafter. Residual Proceeds that are not included in the Securitization Residual Value shall be distributed in accordance with Section 4.4(a) above. On dissolution of the Company, after the liquidators pay, satisfy or discharge from the Company all of the debts, liabilities and obligations of the Company, the Company shall distribute to the Residual Value Interest Holders ratablv the Residual Value Assets.

ARTICLE V
BOARD OF MANAGERS; OFFICERS.
     Section 5.1 Establishment of Board of Managers. There is hereby established a committee of Member representatives (the “Board of Managers”) comprised of natural Persons (the “Managers”) having the authority and duties set forth in this Agreement. The size of the Board of Managers shall initially be 10 and may from time to time be increased or decreased by the Board of Managers. The Managers shall be elected pursuant to Section 5.3. Each Manager elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as provided in this ARTICLE V. The Member shall take all such actions as are necessary to effectuate the provisions of this ARTICLE V.
     Section 5.2 General Powers of the Board of Managers. The property, affairs and business of the Company shall be managed by or under the direction of the Board of Managers, except as otherwise expressly provided in this Agreement. In addition to the powers and authority expressly conferred on it by this Agreement, the Board of Managers may exercise all such powers of the Company and do all such lawful acts and things as are permitted by the Act and the Articles of Organization. Each Manager shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers granted to such Manager in this Agreement. Except as such power is delegated pursuant to Section 5.12. no Manager acting alone, or with any other Managers, shall have the power to act for or on behalf of, or to bind the Company.
     Section 5.3 Election of Managers. The Members shall take all such actions as are necessary to appoint and duly elect the Managers to the Board of Managers, who shall be designated as set forth below:
          (a) CGI shall designate six representatives (the “CGI FinCo Managers”) to the Board of Managers to serve as Managers.
          (b) In addition to the CGI FinCo Managers designated pursuant to Section 5.3(a), CGI shall designate three representatives who shall be Independent Managers to the Board of Managers to serve as Managers.
          (c) For so long as (i) the DC Contributors and their respective Transferees pursuant to an Exempt Transfer hold at least 50% of the Common Membership Interests held by the DC Contributors on the date hereof and (ii) the Company remains a Subsidiary of HoldCo, DCNAF or a Person designated by DCNAF shall designate one representative (the “DC FinCo Manager”) to the Board of Managers to serve as a Manager.
          (d) CGI shall designate the chairman of the Board of Managers (the “Chairman”) and the vice-chairman or vice-chairmen, as the case may be, of the Board of Managers (the “Vice-Chairman” or “Vice-Chairmen” as the case may be).
          (e) Any Manager shall be removed from the Board of Managers or any committee of the Board of Managers with or without cause at the written request of the holders or other Person that has the right to designate such Manager under this Section 5.3, but only upon such written request and under no other circumstances.

          (f) Any Manager may resign at any time by giving written notice to the members of the Board of Managers, the Chief Executive Officer or the Secretary. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
          (g) If any Manager designated pursuant to this Section 5.3 for any reason ceases to serve as a member of the Board of Managers during such Manager’s term of office, the resulting vacancy on the Board of Managers shall be filled, subject to the conditions of this Section 5. 3, in the case of Section 5.3(a) and Section 5.3(b) by CGI, and in the case of Section 5.3(c) by DCNAF or its designee.
          (h) CGI and DCNAF shall use commercially reasonable efforts to fill a vacancy of its representative within 90 calendar days after such CGI FinCo Manager or DC FinCo Manager, as applicable, ceases to serve as a member of the Board of Managers.
     Section 5.4 Actions Requiring Majority Approval by the Independent Managers. The Company shall not enter into any material transactions with CGI or its Affiliates without the approval of a majority of the Independent Managers.
     Section 5.5 Meetings.
          (a) Meetings of the Board of Managers may be held in New York, New York or at such other place, within or without the State of Michigan, as shall from time to time be determined by the Board of Managers, but in no event less than (i) four times during any 12-month period and (ii) once during any three-month period. Special meetings of the Board of Managers may be called by or at the request of the Chairman. Special meeting notices shall state the purposes of the proposed meeting.
          (b) Any Manager or any member of a committee of the Board of Managers who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such Manager attends for the express purpose of objecting or abstaining at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such Manager shall be conclusively presumed to have assented to any action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless his or her written dissent or abstention to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to any Manager who voted in favor of such action.
     Section 5.6 Notice of Meetings. Written notice stating the place, day and time of every meeting of the Board of Managers shall be given in accordance with Section 10.3 not less than five nor more than 30 calendar days before the date of the meeting (or if sent by facsimile or email, not less than three Business Days before the date of the meeting), in each case to each Manager at his or her notice address maintained in the records of the Company by the Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Managers entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.
     Section 5.7 Quorum. Unless otherwise provided by Law or this Agreement, the presence of Managers constituting a majority of the voting authority of the whole Board of Managers shall be necessary to constitute a quorum for the transaction of business. Each Manager may designate by proxy any other Manager to attend and act on behalf of the Manager (including voting on all matters brought before the Board of Managers) at a meeting of the Board of Managers, a copy of which proxy shall be delivered to each other Manager at or prior to the meeting. Notwithstanding any provision to the contrary contained herein, interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee that authorizes any interested party contract or transaction.
     Section 5.8 Voting. Each Manager shall be entitled to cast one vote with respect to each matter brought before the Board of Managers (or any committee of the Board of Managers of which such Manager is a member) for approval. Except as otherwise provided by this Agreement, the Act, other Law or the Articles of Organization, all policies and other matters to be determined by the Managers shall be determined by a majority vote of the members of the Board of Managers present at a meeting at which a quorum is present. No Manager shall be disqualified from voting on matters as to which such Manager or the Persons that elected such Manager may have a conflict of interest, whether such matter is a direct conflict of interest in connection with which the Person that elected such Manager or any affiliate of such Person will engage in a transaction with the Company or one or more of its Subsidiaries (a “Direct Conflict”) or of another nature (an “Indirect Conflict”); provided that (a) prior to voting on any such matter, such Manager shall disclose the fact of any such conflict to the other Managers (other than conflicts arising from such Manager’s relationship with the Persons who elected such Manager) and, if such conflict is a Direct Conflict, the material terms of such transaction and the material facts as to the relationship or interest of the Person that elected such Manager or such Person’s affiliate, (b) any Manager may determine to recuse himself or herself from voting on any matter as to which such Manager or the Person that elected such Manager may have a conflict of interest, and whether or not a Manager recuses himself or herself, if such matter is an Indirect Conflict, the Manager shall have no obligation to disclose the nature or substance of the conflict or any information related thereto other than the fact that a conflict exists and (c) no Manager shall have any duty to disclose to the Company or the Board of Managers confidential information in such Manager’s possession even if it is material and relevant information to the Company and/or the Board of Managers and, in any such case, such Manager shall not be liable to the Company or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Manager by reason of such lack of disclosure of such confidential information.
     Section 5.9 Action Without a Meeting; Telephonic Meetings.
          (a) On any matter requiring an approval or consent of Managers under this Agreement or the Act, the Managers may take such action without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Managers.

          (b) Managers may participate in meetings of the Board of Managers by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 5.9(b) shall constitute presence at such meeting and shall constitute a waiver of any deficiency of notice.
     Section 5.10 Compensation of Managers; Expense Reimbursement. Managers that are also Officers of the Company or employees of any of the Members or their Affiliates shall not receive any stated fee for services in their capacity as Managers; provided, however, that nothing herein contained shall be construed to preclude any Manager from serving the Company or any Subsidiary in any other capacity and receiving compensation therefor. Managers that are not also Officers of the Company or employees of any of the Members or their Affiliates may receive a stated salary for their services as Managers, in each case as determined from time to time by the Board of Managers.
     Section 5.11 Committees of the Board of Managers.
          (a) The Board of Managers may by resolution designate one or more committees, each of which shall be comprised of two or more Managers, and may designate one or more of the Managers as alternate members of any committee, who may, subject to any limitations imposed by the Board of Managers, replace absent or disqualified Managers at any meeting of that committee. Any decisions to be made by a committee of the Board of Managers shall require the approval of a majority of the votes of such committee of the Board of Managers.
          (b) Any committee of the Board of Managers, to the extent provided in any resolution of the Board of Managers, shall have and may exercise all of the authority of the Board of Managers, subject to the limitations set forth in the establishment of such committee. Any committee members may be removed, or any authority granted thereto may be revoked, at any time for any reason by a majority of the Board of Managers subject to the limits on designation of replacement provided above and provided that any such CGI FinCo Manager or Independent Manager that serves on a committee shall only be removed by a majority of the CGI FinCo Managers, as designated by CGI. Each committee of Managers may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided in this Agreement, the charter for such committee, or by a resolution of the Board of Managers designating such committee.
          (c) There is hereby established the audit committee of the Board of Managers (the “Audit Committee”). The composition of the Audit Committee shall be set forth in the Audit Committee Charter. The Board of Managers shall appoint as Chairman of the Audit Committee an Independent Manager as designated by CGI. The Audit Committee shall have and may exercise such powers, authority and responsibilities as may be granted to it pursuant to the Audit Committee Charter of the Company as in effect from time to time. The Audit Committee shall report its actions, findings and reports to the Board of Managers on a regular basis.
          (d) There is hereby established the compensation committee of the Board of Managers (the “Compensation Committee”). The composition of the Compensation Committee shall be set forth in the Compensation Committee Charter. The Board of Managers

shall appoint as Chairman of the Compensation Committee a CGI FinCo Manager as designated by CGI. The Compensation Committee shall be responsible for matters related to executive compensation and all other equity-based incentive compensation plans of the Company and shall have and may exercise such powers, authority and responsibilities as may be granted to it pursuant to the Compensation Committee Charter of the Company as in effect from time to time.
     Section 5.12 Delegation of Authority. The Board of Managers may, from time to time (acting in any applicable case with any required consent under this Agreement), delegate to any Person (including any Member, Officer or Manager) such authority and powers to act on behalf of the Company as it shall deem advisable in its discretion. Any delegation pursuant to this Section 5.12 may be revoked at any time and for any reason or no reason by the Board of Managers.
     Section 5.13 Officers.
          (a) The officers of the Company (the “Officers”) shall consist of a Chief Executive Officer, a Chief Financial Officer, and may consist of one or more Presidents, a Secretary and such other Officers as may be appointed in accordance with the terms of this Agreement. One Person may hold, and perform the duties of, any two or more of such offices.
          (b) The Officers shall be approved and appointed by the Board of Managers. Any Officer may be removed, with or without cause, at any time by the Board of Managers.
          (c) No Officer shall have any rights or powers beyond the rights and powers granted to such Officers in this Agreement or by action of the Board of Managers. The Chief Executive Officer, and the Presidents, Chief Financial Officer and Secretary, if any, shall have the following duties and responsibilities:
               (i) Chief Executive Officer. The Chief Executive Officer of the Company (the “Chief Executive Officer”) shall perform such duties as may be assigned to them from time to time by the Board of Managers. Subject to the direction of the Board of Managers, he or she shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Company. He or she shall from time to time report to the Board of Managers all matters within his or her knowledge that the interest of the Company may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Managers. The Chief Executive Officer shall see that all resolutions and orders of the Board of Managers are carried into effect, and in connection with the foregoing, shall be authorized to delegate to any President and the other Officers such of his or her powers and such of his or her duties as the Board of Managers may deem to be advisable.
               (ii) Presidents. The Presidents of the Company (each a “President”) shall perform such duties as may be assigned to them from time to time by the Board of Managers or as may be designated by the Chief Executive Officer. Each President shall have the right, subject to the approval of the Board of Managers pursuant to Section 5.13(b)

and following consultation with the Chief Executive Officer, to nominate the Officers who will report to such President or to any Person to whom such President delegates his or her authority.
               (iii) Chief Financial Officer. The Chief Financial Officer of the Company (the “Chief Financial Officer”) shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Board of Managers or by any Officer authorized by the Board of Managers to make such designation. The Chief Financial Officer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office and shall perform such other duties as may be specifically assigned to him or her from time to time by the Board of Managers or the Chief Executive Officer. The Chief Financial Officer shall have the right, subject to the approval of the Board of Managers pursuant to Section 5.13(b) and following consultation with the Chief Executive Officer, to nominate the Officers who will report to him or her or to any Person to whom the Chief Financial Officer delegates his or her authority.
               (iv) Secretary. The Secretary of the Company (the “Secretary”) or any Assistant Secretary of the Company (the “Assistant Secretary”) designated by the Secretary shall attend all meetings of the Members and the Board of Managers, except to the extent the Secretary or such Assistant Secretary is excused, by the Members or the Board of Managers, as the case may be, and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required. He or she shall give, or cause to be given, notice of all meetings of the Members and, when necessary, of the Board of Managers. The Secretary or such designated Assistant Secretary, as the case may be, shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office, and he or she shall perform such other duties as may be assigned to him or her from time to time by the Board of Managers or the Chief Executive Officer. To the greatest extent possible, the Secretary or such designated Assistant Secretary, as the case may be, shall vote, or cause to be voted, all of the Equity Securities of any Subsidiary of the Company as directed by the Board of Managers.
     Section 5. 14 Standard of Care; Fiduciary Duties; Liability of Managers and Officers.
          (a) Any Member, Manager or Officer, in the performance of such Member’s, Manager’s or Officer’s duties, shall be entitled to rely in good faith on the provisions of this Agreement and on opinions, reports or statements (including financial statements, books of account any other financial information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries) of the following other Persons or groups: (i) one or more Officers or employees of such Member or the Company or any of its Subsidiaries, (ii) any legal counsel, certified public accountants or other Person employed or engaged by such Member, the Board of Managers or the Company or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Member, Manager, Officer or the Company or any of its Subsidiaries, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 450.4404 of the Act.
          (b) On any matter involving a conflict of interest not provided for in this Agreement, each Manager and Officer shall be guided by its reasonable judgment as to the best interests of the Company and its Subsidiaries and shall take such actions as are determined by such Person to be necessary or appropriate to ameliorate such conflict of interest.
          (c) Subject to, and as limited by the provisions of this Agreement (including Section 5. 8), the Managers and the Officers, in the performance of their duties as such, shall owe to the Company and its Members duties of loyalty and due care of the type owed under Law by directors and officers of a business corporation incorporated under the GCL; provided that the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Managers and provided, further, that, other than in connection with a Direct Conflict, no Manager and no Person that elected such Manager shall have any duty to disclose to the Company or the Board of Managers confidential information in such Manager’s or Person’s possession even if it is material and relevant information to the Company and/or the Board of Managers and neither such Manager nor such Person shall be liable to the Company or the Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Manager or Person that has the right to designate such Manager by reason of such lack of disclosure of such confidential information. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including the duty of loyalty and other fiduciary duties) and liabilities of a Manager or Officer otherwise existing at Law or in equity or by operation of the preceding sentence, are agreed by the Members to replace such duties and liabilities of such Manager or Officer. Notwithstanding the foregoing provisions and Section 5.14(f), except as otherwise expressly provided in this Agreement or any other written agreement entered into by the Company or any of its Subsidiaries and any Manager, if a Manager acquires knowledge of a potential transaction or matter that may be a business opportunity for both the Person that has the right to designate such Manager hereunder and the Company or the Members, such Manager shall have no duty to communicate or offer such business opportunity to the Company or the Members and shall not be liable to the Company or the Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Manager by reason of the fact that such Manager directs such opportunity to the Person that has the right to designate such Manager or any other Person, or does not communicate information regarding such opportunity to the Company or the Members, and any such direction of an opportunity by such Manager, and any action with respect to such an opportunity by such Person, shall not be wrongful or improper or constitute a breach of any duty hereunder, at law, in equity or otherwise.
          (d) Except as required by the Act, no individual who is a Manager or an Officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a Manager or an Officer or any combination of the foregoing.
          (e) No Manager or Officer shall be liable to the Company or the Members for any act or omission (including any breach of duty (fiduciary or otherwise)), including any mistake of fact or error in judgment taken, suffered or made by such Person if such

Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and which act or omission was within the scope of authority granted to such Person; provided that such act or omission did not constitute fraud, willful misconduct, bad faith or gross negligence in the conduct of such Person’s office.
          (f) No Manager shall be liable to the Company or any Members for monetary damages for breach of fiduciary duty as a Manager; provided that the foregoing shall not eliminate or limit the liability of a Manager: (i) for any breach of such Manager’s duty of loyalty to the Company or its Members (as such duty is modified pursuant to the terms of this Agreement); (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law; or (iii) for any transaction from which such Manager derived an improper personal benefit.
ARTICLE VI
INDEMNIFICATION
     Section 6. 1 General Indemnity.
          (a) To the fullest extent permitted by the Act, the Company, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless each Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Manager, an officer, or employee or is or was serving at the request of the Company as a manager, director, officer, employee, fiduciary or agent of another Entity (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability actually and reasonably incurred by such Person in connection with such Proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith or in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company.
          (b) The Company may pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by an Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a Proceeding; provided, however, that as a condition to any such advance or reimbursement, such Indemnified Person shall agree that it shall repay the same to the Company if such Indemnified Person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification under this ARTICLE VI.
          (c) The Company shall not be required to indemnify a Person in connection with a Proceeding initiated by such Person against the Company or any of its Subsidiaries if the Proceeding was not authorized by the Board of Managers. The ultimate determination of entitlement to indemnification of any Indemnified Person shall be made by the Board of Managers in such manner as the Board of Managers may determine.
          (d) Any and all indemnity obligations of the Company with respect to any Indemnified Person shall survive any termination of this Agreement. The indemnification and other rights provided for in this ARTICLE VI shall mure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification.
     Section 6. 2 Fiduciary Insurance. Unless otherwise agreed by the Board of Managers, the Company shall maintain, at its expense, insurance (a) to indemnify Company for any obligations which it incurs as a result of the indemnification of Indemnified Persons under the provisions of this ARTICLE VI, and (ii) to indemnify Indemnified Persons in instances in which they may not otherwise be indemnified by the Company under the provisions of this ARTICLE VI.
     Section 6. 3 Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this ARTICLE VI shall not be exclusive of any other right which any Person may have or hereafter acquire under any Law, provision of this Agreement, any other agreement, any vote of Members or disinterested Managers or otherwise.
     Section 6. 4 Merger or Consolidation; Other Entities. For purposes of this ARTICLE VI, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VI with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this ARTICLE VI, references to “another Entity” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this ARTICLE VI.

     Section 6.5 No Member Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Company relating to the matters covered in this ARTICLE VI shall be provided out of and to the extent of Company assets only and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.
ARTICLE VII
RESIGNATION
     Section 7.1 Resignation. Each Member may at any time resign from the Company; provided, however, that an additional member shall be admitted to the Company, subject to Section 8.1 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
ARTICLE VIII
ADMISSION OF ADDITIONAL MEMBERS
     Section 8.1 Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Class A Holders holding a majority of the Class A Membership Interests.
ARTICLE IX
DISSOLUTION.
     Section 9. 1 In General. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Class A Holders holding a majority of the Class A Membership Interests, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under
Section 450.4802 of the Act.
          (a) The bankruptcy of any of the Members shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
          (b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 450. 4808 of the Act, provided, however, that all Distributions to the Members shall be made in accordance with Section 4.4 hereof.
          (c) Upon the cancellation of the Articles of Organization in accordance with the Act, the Company and this Agreement shall terminate.
          (d) In the event of a liquidation or dissolution of the Company:

               (i) the liquidators shall pay, satisfy or discharge from the Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);
               (ii) after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 9.l(d), and after all allocations have been made in accordance with Section 4.2, all remaining assets of the Company shall be distributed in accordance with Section 4.4; and
               (iii) no Company Property other than cash shall be distributed to Class D Holders, and HoldCo Residual Value Interest Holders shall receive interests in accordance with Section 4.4(c).
     Section 9.2 Restriction on Vehicle Dispositions. Prior to the earlier of (a) the date on which the Class D Membership Interests have been redeemed and (b) five years from the Effective Date, the Company shall use commercially reasonable best efforts to not: (i) transfer any vehicle included in the Leased Portfolio except in a Permissible Disposition; or (ii) discontinue the Like-Kind Exchange Program unless in the case of the Like-Kind Exchange Program there is a change in industry practices or a change of law that, in either case, substantially increases the cost to the Company of maintaining such Like-Kind Exchange Program; provided, however, that no such restrictions shall apply to the extent the Like-Kind Exchange Program can no longer be maintained because DCS UTI LLC is treated as a partnership for U.S. federal income tax purposes
ARTICLE X
MISCELLANEOUS PROVISIONS.
     Section 10.1 Assignments. A Class A Holder may at any time assign in whole or in part its Class A Membership Interests; provided, however, that if the Class A Holder transfers its Class A Membership Interests pursuant to this Section 10.1, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Class A Holder shall cease to be a member of the Company. The Class D Membership Interests are not transferable and no Class D-l Holder may transfer any Class D Membership Interests. The Residual Value Interests may be transferred, pledged or assigned in whole or in part to any person at any time, subject to the right of first offer of CG Investment Group, LLC, upon the terms set forth in Section 9.2 of the HoldCo LLC Agreement.
     Section 10.2 Separability of Provision. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future Law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

     Section 10.3 Notices. All notices, demands, financial reports, other reports and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) to the following addresses: (i) with respect to Members, to the notice address for such recipient set forth on the Schedule of Members, or in the Company’s books and records, or to such other notice address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party, (ii) with respect to the Company, to the principal office of the Company designated pursuant to Section 2.5 and (iii) with respect to the Board of Managers, to the principal office of the Company designated pursuant to Section 2.5 or such other addresses as the members of the Board of Managers may provide to the Company.
     Section 10.4 Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.
     Section 10.5 Governing Law. This Agreement shall be governed by, and construed under, the Laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said Laws.
     Section 10.6 Amendments. This Agreement may not be amended, modified, waived or supplemented except pursuant to a written agreement executed and delivered by the Class A Holders holding a majority of the Class A Membership Interests.; provided that, for so long as (i) the DC Contributors continue to hold Membership Interests in HoldCo and (ii) FinCo remains a Subsidiary of Holdco, any amendment, modification, waiver or supplement that would have a materially disproportionate adverse effect on the DC Contributors as compared to CGI shall require the written consent of the DC Contributors; provided further that any amendment, modification, waiver or supplement adversely affecting (i) directly or indirectly the rights of the HoldCo Residual Value Interest Holders to receive the distribution pursuant to Section 5.5 of the HoldCo LLC Agreement, (ii) the Rights of the Holdco Residual Value Interest Holders under Section 10.2 of the Holdco LLC Agreement, or (iii) the rights of the Residual Value Interest Holders under Section 4.4 or Section 10.1 shall require the written consent of the majority in interest of the HoldCo Residual Value Interest Holders.
     Section 10.7 Sole Benefit of Members. Except as expressly provided in Section 5.3, Section 5.14. Section 10.6 and ARTICLE VI, the provisions of this Agreement (including Section 4.1) are intended solely to benefit the Members and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company; provided that the HoldCo Residual Value Interest Holders shall be third party beneficiaries with respect to each provision of this Agreement that relates to the Residual Value Interests; provided further that DCNAF shall be a third party beneficiary with respect to each provision of this Agreement that relates to the DC FinCo

Manager; provided, further, that CGI shall be a third party beneficiary with respect to each provision of this Agreement that explicitly designates rights to CGI, including but not limited to each provision of this Agreement that relates to the CGI FinCo Managers and the Independent Managers.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

FINCO INTERMEDIATE HOLDCO LLC
By:	/s/ Seth Gardner
	Name:	SETH GARDNER
	Title:	MANAGING DIRECTOR

Fourth Amended and Restated LLC Operating Agreement of DaimlerChrysler Financial Services Americas LLC

CHRYSLER HOLDING LLC
By:	/s/ Seth P. Plattus
	Name:	Seth P. Plattus
	Title:	Authorised Signatory

Fourth Amended and Restated LLC Operating Agreement of DaimlerChrysler Financial Services Americas LLC

Schedule of Members

Name and Notice		Number of Class	Number of Class	Number of
Address of	Initial Capital	A Membership	D Membership	Residual Value	Capital
Members	Account Balance	Interests	Interests	Interests	Contributions
FinCo Intermediate HoldCo LLC	$6,950,664,170	100,000	0	0	$6,950,664,170

c/o Cerberus Capital Management, L.P., 299 Park Avenue New York, NY 10171 Chrysler Holding LLC	0	0	0	20	0

c/o Cerberus Capital Management, L.P., 299 Park Avenue New York, NY 10171
Total	$6,950,664,170	100,000	0	20	$6,950,664,170

Schedule 3.3
[FORM OF] CERTIFICATE EVIDENCING MEMBERSHIP INTERESTS OF DAIMLERCHRYSLER
FINANCIAL SERVICES AMERICAS LLC

Number of Membership
Interests	Certificate Number
[ ]	[ ]
     This certifies that [                                   ] is the registered holder of                      Membership Interest(s) of DaimlerChrysler Financial Services Americas LLC, a limited liability company organized under the laws of the State of Michigan (the “ Company”).
TRANSFER OF THE [CLASS A MEMBERSHIP] [CLASS D MEMBERSHIP] [RESIDUAL VALUE] INTEREST(S) IS SUBJECT TO RESTRICTIONS AND OTHER TERMS AND CONDITIONS SET FORTH IN THE FOURTH AMENDED AND RESTATED OPERATING AGREEMENT OF THE COMPANY, DATED AS OF                         , 2007, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH ARE ON FILE WITH THE COMPANY, AND NO PROPOSED TRANSFER, BY PLEDGE OR OTHERWISE, MAY BE EFFECTED OTHER THAN AS EXPRESSLY PERMITTED BY SUCH AGREEMENT.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
     This Certificate and the [Class A] [Class D] [Residual Value] [Membership] interest(s) represented hereby are issued and shall in all respects be subject to the terms and provisions of the Agreement. The Company will furnish without charge to each [Class A] [Class D] [Residual Value] [Membership] Interest holder who so requests a copy of the Agreement.
     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized representative as of                          , 200                    .

DAIMLERCHRYSLER FINANCIAL SERVICES AMERICAS LLC

By:

Name:
Title:

i